Exhibit 99.1

Independent Bank Corp. Rockland Trust Company 288 Union Street Rockland, MA 02370
Investor Contacts: Chris Oddleifson President and Chief Executive Officer (781) 982-6660 Denis K. Sheahan Chief Operating Officer (781) 982-6341
Media Contact: Ralph Valente Senior Vice President (781) 982-6636 ralph.valente@rocklandtrust.com

ROCKLAND TRUST COMPANY APPOINTS
DENIS K. SHEAHAN CHIEF OPERATING OFFICER,
ROBERT D. COZZONE CHIEF FINANCIAL OFFICER, AND
BARRY H. JENSEN CHIEF INFORMATION OFFICER

Rockland, Massachusetts (September 6, 2013). Rockland Trust Company, the commercial bank subsidiary of Independent Bank Corp. (NASDAQ: INDB), has appointed Denis K. Sheahan as its Chief Operating Officer. In his new role Mr. Sheahan will use Rockland Trust's business intelligence capabilities to assist business units in growing and deepening customer relationships and improving the quality and cost of service delivery. The Chief Financial Officer and Chief Marketing Officer will now report to Mr. Sheahan, who will retain existing oversight responsibilities for residential mortgage, corporate compliance and risk management, municipal services, information technology, loan operations, and facilities.

“I am extremely pleased to have Denis Sheahan, a disciplined and talented executive who has been an integral part of our success, take on a new position and additional responsibility,” said Christopher Oddleifson, President and Chief Executive Officer of Independent Bank Corp. and Rockland Trust. “Maximizing the value of our existing business intelligence capabilities is a key Rockland Trust priority. We are fortunate to have Denis, and other seasoned and talented colleagues, ready to assume new roles to assist with growing and deepening customer relationships while improving the quality and cost of our service.”

Independent Bank Corp. and Rockland Trust also today announced other organizational changes: the appointment of Robert D. Cozzone as the Chief Financial Officer and Treasurer of Independent Bank

Corp. and Rockland Trust, reporting to Mr. Sheahan; the appointment of Barry H. Jensen as the Chief Information Officer of Rockland Trust, also reporting to Mr. Sheahan; and, the appointment of Mark J. Ruggiero as the Controller and Principal Accounting Officer of Independent Bank Corp. and Rockland Trust, reporting to Mr. Cozzone.

Mr. Sheahan has worked at Rockland Trust for 17 years and served as the Chief Financial Officer of Rockland Trust and Independent Bank Corp. since 2000. Mr. Sheahan, who is 48 years old, is a graduate of the Cork Institute of Technology, Cork, Ireland and received a Masters in Business Administration from Boston University.

Mr. Cozzone has worked at Rockland Trust for 15 years and served as the Treasurer of Rockland Trust and Independent Bank Corp. since 2008. Mr. Cozzone's past duties have included interest rate risk management, capital strategy oversight, asset/ liability management, financial reporting, budget preparation and financial forecasting oversight, profitability analyses, and merger and acquisition modeling. Mr. Cozzone, who is 42 years old, is a graduate of Bridgewater State University and received a Masters of Science degree in Finance from Boston College.

Mr. Jensen has worked at Rockland Trust for 15 years, serving as its Controller since 2000 and as the Principal Accounting Officer of Rockland Trust and Independent Bank Corp. since 2008. Mr. Jensen, who is 48 years old, is a graduate of Salem State University and received a Masters in Business Administration from Bentley University.

Mr. Ruggiero has been the Assistant Controller of Rockland Trust for 4 years. Mr. Ruggiero is a Certified Public Accountant who worked for Vitale, Caturano, and Company (now McGladrey LLP) for 10 years prior to joining Rockland Trust. Mr. Ruggiero, who is 36 years old, is a graduate of Bentley University.

About Independent Bank Corp. and Rockland Trust Company
Independent Bank Corp., which has Rockland Trust Company as its wholly-owned commercial bank subsidiary, has approximately $5.9 billion in assets. Rockland Trust offers a wide range of commercial banking products and services, retail banking products and services, business and consumer loans, insurance products and services, and investment management services. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, visit www.RocklandTrust.com